SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             _______________________

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             _______________________


                  Date of Report
                  (Date of earliest
                  event reported):      September 26, 1995


                                Snap-on Incorporated
             (Exact name of registrant as specified in its charter)


     Delaware                        1-7724                    39-0622040
   (State or other              (Commission File             (IRS Employer
   jurisdiction of                   Number)              Identification No.)
   incorporation)


                 2801-80th Street, Kenosha, Wisconsin 53141-1410
          (Address of principal executive offices, including zip code)


                                 (414) 656-5200
                         (Registrant's telephone number)

   Item 5.     Other Events.

          Snap-on Incorporated (the "Corporation") has made previous disclosures with respect to a guarantee of certain lease obligations in
   Note 12 of Notes to Consolidated Financial Statements in the Corporation's 1994 Annual Report on Form 10-K, Note 5 of Notes to Consolidated Unaudited Financial Statements in the Corporation's Quarterly Report on Form 10-Q for the period ended April 1, 1995 and Note 6 of Notes to Consolidated Financial Statements in the Corporation's Quarterly Report on Form 10-Q for the period ended July 1, 1995. The following summarizes and updates the prior disclosure:

          Prior to the disposition of Systems Control, Inc. by a subsidiary of the Corporation on September 29, 1994, Systems Control Inc.'s single-purpose subsidiaries, Tejas Testing Technology One, L.C. and Tejas Testing Technology Two, L.C. (the "Tejas Companies"), entered into two seven-year contracts with the Texas Natural Resources Conservation Commission, an agency of the State of Texas ("TNRCC"), to perform automotive emissions testing in the Dallas/Fort Worth and Southeast regions of Texas in a centralized manner in accordance with the federal Environmental Protection Agency ("EPA") guidelines relating to "I/M 240" test-only facilities. The Corporation guaranteed payment (the "Guaranty") of the Tejas Companies' obligations under an Agreement for Lease and a seven year Lease Agreement, each dated June 22, 1994, in the amount of approximately $98.8 million plus an interest factor (the "Lease Obligations"), pursuant to which the Tejas Companies leased the facilities (and associated testing equipment) necessary to perform the emission testing contracts. The Guaranty was assigned to the lessor's lenders (the "Lenders") as collateral.

          On February 1, 1995, the State of Texas suspended the centralized emissions testing program described in the emissions testing contracts.
   On May 1, 1995, the State of Texas enacted legislation that terminated the centralized testing program and directed the Governor of the State of Texas to implement a new program after negotiations with the EPA. On September 12, 1995, the Tejas Companies filed bankruptcy petitions under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Texas (Austin Division).

          The Corporation and the Lenders have been engaged in continuing discussions concerning this matter, and the Lenders have not exercised their rights under the terms of the Guaranty to cause the Corporation to pay all Lease Obligations to the Lenders on an accelerated basis.
   Further, the Corporation has reached an agreement whereby the Lenders will forebear from accelerating the Lease Obligations until at least December 31, 1995. The Corporation has been making monthly payments on the Lease Obligations since May 1995 and has paid approximately $8.8 million to date. It is expected that these payments will total approximately $14 million through December 31, 1995.

          The Corporation believes it is probable that there will be developments, prior to December 31, 1995, to enable the Tejas Companies to have the ability to ultimately satisfy the Lease Obligations. One potential basis for such a development arises under the original contracts to perform centralized emissions testing. Those contracts obligate the TNRCC to purchase the Tejas Companies' testing facilities or to reimburse costs that the Tejas Companies incurred in the construction and implementation of the centralized testing program and have not recovered through the sale of the testing facilities to a third party. However, fulfillment of the TNRCC's purchase or reimbursement obligation requires an appropriation of funds by the Texas Legislature. The TNRCC is contractually obligated to seek such appropriation. A second potential basis is that the TNRCC's obligation could be satisfied in whole or in part in various other ways including (i) an arrangement negotiated among the State of Texas, the Tejas Companies and the Corporation under which, for example, State agencies would use the testing facilities and/or some or all of the facilities would be used in a new emissions testing program developed in accordance with the May legislation or (ii) issuance of bonds to purchase the testing facilities (which would also require legislative action). Whether or not the new emissions testing program to be created by the Governor will include substantial use of the testing facilities is currently unknown and depends, among other things, on negotiations between the EPA and the State of Texas concerning the manner in which the new program will satisfy federal requirements, EPA policies that have reflected a strong preference for test-only testing facilities and potential federal legislation that may impact those policies. The Corporation is discussing with the Tejas Companies and Texas officials the potential involvement of the Tejas Companies in a new emissions testing program and the various ways for the TNRCC to fulfill its obligations under the emissions testing contracts.

          If the Lenders exercise acceleration rights or the Corporation determines it is probable they will do so, then the remaining Lease Obligations will be treated as a liability of the Corporation until they are discharged. However, in such event, the Corporation believes there are ways by which it will have the opportunity to recover funds it delivers under the Guaranty. Two ways are those described above by which the Tejas Companies may receive funds to enable them to discharge the Lease Obligations, pursuant to which the Corporation, rather than the Lenders, would benefit to the extent the Corporation satisfied the Lease Obligations. In addition, if the Corporation must satisfy the Lease Obligations and the TNRCC does not purchase the test facilities, reimburse costs or otherwise honor its contractual obligations, then the value of the testing facilities and equipment accrues to the Corporation.

          Accordingly, the Corporation has not established any liability on its balance sheet in respect of its obligations under the Guaranty. Based upon discussions with Texas officials and management's belief that the State of Texas will take sufficient action favorable to the Corporation (by implementing a program that makes sufficient use of the testing facilities, appropriating funds to enable the TNRCC to fulfill its contractual obligations or otherwise) to enable the State of Texas to honor in all material respects the TNRCC's contractual obligations, it is management's opinion that the Guaranty (and a related Capital Subscription Agreement that relates to the same obligation) is not likely to have a material adverse effect on the Corporation's financial condition or results of operations.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   SNAP-ON INCORPORATED



   Date:  September 26, 1995       By:  /s/ Donald S. Huml
                                        Donald S. Huml
                                        Senior Vice President - Finance and
                                        Chief Financial Officer